Issuer Free Writing Prospectus dated November 14, 2017

Filed pursuant to Rule 433

Registration No. 333-216733

Relating to Preliminary Prospectus dated November 13, 2017

LADENBURG THALMANN FINANCIAL SERVICES INC.

US $72,500,000 6.50% Senior Notes Due 2027

Final Term Sheet

Issuer:	Ladenburg Thalmann Financial Services Inc.
Securities:	6.50% Senior Notes Due 2027
Type:	SEC Registered
Trade Date:	November 14, 2017
Settlement Date*:	November 21, 2017
Expected Rating**:	“A-” by Egan-Jones Ratings Co.
Listing:	Expected NYSE American “LTSL”
Size***:	$72,500,000
Maturity Date:	November 30, 2027
Annual Coupon:	6.50%, paid quarterly in arrears
Interest Payment Dates:	March 31, June 30, September 30 and December 31, commencing December 31, 2017
Price to the Public:	100%
Day Count:	30/360
Optional Redemption:	November 30, 2020, in whole or in part and anytime thereafter
Minimum Denomination/Multiples:	$25.00/$25.00
CUSIP/ISIN:	50575Q 300/ US50575Q3002
Sole Book-Running Manager:	Ladenburg Thalmann & Co. Inc.

* Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Pricing Date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

*** Note: The offering size does not include $10,875,000 in aggregate principal amount of 6.50% Senior Notes due 2027 issuable to the underwriters to cover over-allotments, if any.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-573-2541.

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